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                                                                  EXHIBIT 12.01

                 THE HARTFORD FINANCIAL SERVICES GROUP, INC.

       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
           TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                           SIX MONTHS
                                                            JUNE 30,                     YEAR ENDED DECEMBER 31,

(In millions)                                           2000      1999      1999        1998        1997       1996       1995
                                                        ----------------  ------------------------------------------------------
Earnings                                                $  602   $  651     $ 1,235    $1,475     $1,703      $ (318)     $ 742
ADD:
Fixed Charges
   Interest expense                                        109      107         219       216        213         148        101
   Interest factor attributable to rentals                  32       30          61        54         48          36         49
                                                        ----------------  ------------------------------------------------------
   TOTAL FIXED CHARGES                                     141      137         280       270        261         184        150

EARNINGS, AS DEFINED                                    $  743   $  788     $ 1,515    $1,745     $1,964      $ (134)     $ 892

FIXED CHARGES
   Fixed charges above                                  $  141   $  137     $   280    $  270     $  261      $  184      $ 150
   Dividends on subsidiary preferred stock                   -        -           -         -          -           -          4
                                                        ----------------  ------------------------------------------------------
TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS $  141   $  137     $   280    $  270     $  261      $  184      $ 154

RATIOS
   Earnings, as defined, to total fixed charges [1]        5.3      5.8         5.4       6.5        7.5        (0.7)       5.9
   Earnings, as defined, to total fixed charges and
     preferred dividend requirements                       5.3      5.8         5.4       6.5        7.5        (0.7)       5.8


[1] The 1997 earnings to total fixed charges ratio, excluding the equity gain on HLI initial public offering of $368, was 6.1. The 1996 earnings to total fixed charges ratio, excluding other charges of $1,061, before-tax, primarily related to environmental and asbestos reserve increases and recognition of losses on GIC, was 5.0.